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                                                                EXHIBIT 23.02

              Information Regarding Consent of Arthur Andersen LLP

AS PREVIOUSLY DISCLOSED IN THE FORM 8-K FILED BY CARDINAL HEALTH, INC. ON MAY 9, 2002, CARDINAL HEALTH, INC. DISMISSED ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS AND ANNOUNCED THAT THE COMPANY HAD APPOINTED ERNST & YOUNG LLP TO REPLACE ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS. ARTHUR ANDERSEN LLP WAS DISMISSED, AND ERNST & YOUNG LLP WAS APPOINTED, AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE PLAN AT THE SAME TIME.

ON JULY 3, 2002, ARTHUR ANDERSEN LLP PUBLICLY ANNOUNCED THAT IT HAS COMMENCED THE CLOSURE OF ITS COLUMBUS, OHIO OFFICE. SOLELY DUE TO THE CLOSURE OF ARTHUR ANDERSEN LLP'S COLUMBUS, OHIO OFFICE, AFTER REASONABLE EFFORTS, THE PLAN WAS UNABLE TO OBTAIN THE WRITTEN CONSENT OF ARTHUR ANDERSEN LLP TO INCORPORATE BY REFERENCE ITS REPORT DATED DECEMBER 14, 2001.

THE ABSENCE OF THIS CONSENT MAY LIMIT RECOVERY AGAINST ARTHUR ANDERSEN LLP UNDER
SECTION 11 OF THE SECURITIES ACT. IN ADDITION, AS A PRACTICAL MATTER, THE ABILITY OF ANDERSEN TO SATISFY ANY CLAIMS (INCLUDING CLAIMS ARISING FROM ARTHUR ANDERSEN LLP'S PROVISION OF AUDITING AND OTHER SERVICES TO THE COMPANY AND THE PLAN AND ARTHUR ANDERSEN LLP'S OTHER CLIENTS) MAY BE LIMITED DUE TO RECENT EVENTS REGARDING ARTHUR ANDERSEN LLP, INCLUDING WITHOUT LIMITATION ITS CONVICTION ON FEDERAL OBSTRUCTION OF JUSTICE CHARGES ARISING FROM THE FEDERAL GOVERNMENT'S INVESTIGATION OF ENRON CORP.